EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Naerodynamics, Inc.

We consent to the inclusion in the Form 10 Registration Statement of Naerodynamics, Inc. (the “Company”) our report dated June 17, 2019 relating to our audits of the consolidated balance sheet as of April 30, 2019 and consolidated statements of operations, stockholders’ deficit and cash flows for the period ended April 30, 2019 (inception) through to April 30, 2019. Our report dated June 17, 2019, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/S/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

June 17, 2019